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                                                                   Exhibit 10.17

[PICIS LOGO]                                R. Scott Lentz
                                            Chief Financial Officer
                                            Tel: 781-557-3192
                                            Fax: 877-349-2053
                                            Email:scott_lentz@picis.com

July 1, 2006

Mr. Bernard Giroud
23 avenue Emile Deschanel
75007 Paris, France

via e-mail
                            Amended Engagement Letter
Dear Bernard:

This letter will confirm our understanding concerning your continuing service as a member of the Board in light of your resignation as Chairman of the Board of Directors (the "Board") of Picis, Inc. (the "Company") effective December 31, 2005 and the Company's adoption of a new Director Compensation Policy applicable to all our independent directors, and will serve to amend and restate your most recent engagement letter dated December 29, 2005.

     1. TERM. Your tenure on the Board will continue until your resignation or removal or until your successor is duly elected and qualified. We expect that you will be a member of the Board for at least four years and that you will notify the Company at least six months before resigning from the Board.

     2. TITLE AND PRIMARY SERVICES. You have agreed to serve as Vice Chairman of the Board effective January 1, 2006, as previously approved by the Board and to continue to serve as a member of the Board's Compensation Committee. In addition, you also agree to serve as a member of the Nominating and Governance Committee if the Board elects you to fill a future vacancy on that committee.

     3. COMPENSATION. In consideration of your services as a director of the Company and your participation in each of the Board's regular quarterly meetings and additionally called special meetings and conference calls, the Company will pay you an annual Board fee of $50,000. You will receive an additional fee of $2,000 for each meeting you attend in person and $1,000 for each meeting you participate in by telephone. You will receive an additional annual fee of $10,000 for each committee on which you serve (or $15,000 if you serve as committee chairman), as well as $500 for each committee meeting you participate in by telephone or in person. These revised fees will apply beginning today and you will be paid at your previous fee rate up to this date, with annual fees prorated as necessary. The annual fee for your last year of service will be prorated through the date of termination. All the foregoing cash compensation will be paid once a year following the annual meeting of shareholders.

     4. EQUITY COMPENSATION. As additional consideration of your continuing services as a member of the Board, and subject to Board approval, the Company will grant you 150,000 stock options. These options will be issued at fair market value on the date of grant, with 33% of the options vesting as of the end of each calendar year commencing December 31, 2006 so that your options shall be fully vested as of December 31, 2008, provided that you continue to serve on the Board. The options will expire 10 years after grant, and will lapse 90 days after the end, for whatever reason, of your tenure on the Board.

     5. EXPENSES. The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses incurred in the course of your performance of services pursuant to this Agreement in a manner consistent with the Company's policies with respect to reimbursement of such expenses for its Board members generally.


100 Quannapowitt Parkway, Suite 405
Wakefield, MA 01880
Phone: 781-557-3000
Fax:   781-557-3140                      picis.com

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     6.   TERMINATION FEE. Upon a Change in Control (as defined in the Picis,
Inc. 2000 Stock Option Plan) or if you are at anytime removed from or not re-elected to the Board of Directors of Picis, Inc., other than upon your own initiative or at your own request, you shall be paid $75,000.

     7. REGULATORY AND LEGAL COMPLIANCE. The Company does not anticipate that you will perform any services for the Company which will require reporting, registration, licensing or other compliance activities under any federal, state or municipal laws and regulations relating to lobbying, contact with government officials or similar matters. However, should any such regulatory compliance be required, you shall be solely responsible for complying at your expense with such regulatory requirements as may be applicable to you personally and the Company shall be solely responsible for complying at its expense with such regulatory requirements as may be applicable to the Company. You and the Company shall each provide the other with such information as either may request in order to prepare any reports or other documents required for any such regulatory compliance.

     8. REPRESENTATIONS. You warrant and represent to the Company that (a) you are not prohibited by any law or regulation or by the terms of any contract or agreement from performing services for the Company as contemplated by this Agreement, and (b) as of the date hereof, you are not aware of any situation that would pose a conflict of interest with respect to your performance of services for the Company as contemplated hereby. You agree to promptly inform the Company of any situations that may pose a conflict of interest which may hereafter come to your attention.

     9. CONFIDENTIALITY. During your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) of the Company or the Company's affiliates except in the interest and for the benefit of the Company. After the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Trade Secrets of the Company or the Company's affiliates. For a period of two (2) years after the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information. For purposes hereof, the term "Confidential Information" means all non-Trade Secrets or proprietary information of the Company or the Company's affiliates which has value to the Company or the Company's affiliates and which is not known to the public or the Company's competitors, generally. Confidential Information includes but is not limited to:
(i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, product samples, technical information and know-how, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential. For purposes hereof, "Trade Secrets" has the meaning set forth under applicable law.

     10. RETURN OF RECORDS. Upon the end, for whatever reason, of your tenure on the Board or upon request by the Company at any time, you shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company, and any copies of such materials and destroy any such documents, records or materials maintained on you own computer equipment.

     11. INDEPENDENT CONTRACTOR. You are an independent contractor and not an employee or agent of the Company. You shall be solely responsible for the payment of any taxes or contributions applicable to your performance of services under this Agreement. You acknowledge that you shall not participate in, or receive any benefits provided by, any of the Company's retirement, health, welfare or other employee benefit plans or programs.

     12. ASSIGNABILITY. All services to be provided hereunder shall be performed by you personally and you shall not assign, subcontract, delegate or otherwise transfer this Agreement or the performance of services hereunder without the prior written consent of the Company.

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     13.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to the principles of choice or conflicts of law thereof.

     14. SEVERABILITY. The invalidity, illegality or enforceability of any provision of this Agreement shall not affect the other provisions hereof, which shall remain in full force and effect.

   If you are in agreement with the above, kindly so indicate by signing and dating the enclosed copy of this letter in the space provided below and returning it my attention at 100 Quannapowitt Parkway, Suite 405, Wakefield, Massachusetts 01880.

                                            Very truly yours,
                                            PICIS, INC.

                                            /s/ R, Scott Lentz

                                            R, Scott Lentz
                                            Corporate Secretary

Acknowledged and agreed to this

1st day of July, 2006.


/s/ Bernard Giroud
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Bernard Giroud

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